Exhibit 4.1

FIRST AMENDMENT TO CREDIT AGREEMENT

          This First Amendment to Credit Agreement (this “Amendment”) is made as of May 4, 2012, by and among:

          TRANS WORLD ENTERTAINMENT CORPORATION, a New York corporation (the “Lead Borrower”);

          the Persons named on Schedule I hereto (together with the Lead Borrower, individually, a “Borrower”, and collectively, the “Borrowers”);

          the Persons named on Schedule II hereto (individually, a “Guarantor”, and collectively, the “Guarantors”, and together with the Borrowers, individually, a “Loan Party”, and collectively, the “Loan Parties”);

          the LENDERS party hereto; and

          WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as Administrative Agent, Collateral Agent, Swingline Lender and as Issuing Bank;

          in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:

          WHEREAS, reference is made to that certain Amended and Restated Credit Agreement, dated as of April 15, 2010 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), by, among others, the Loan Parties, the Lenders party thereto from time to time, Bank of America, N.A. (“Bank of America”), as Administrative Agent, Collateral Agent, Swingline Lender and Issuing Bank, and Bank of America, N.A. and Wells Fargo Bank, National Association (as successor by merger to Wells Fargo Retail Finance, LLC), as Co-Borrowing Base Agents;

          WHEREAS, on the date hereof, Bank of America has resigned as Administrative Agent, Collateral Agent, Swingline Lender, Issuing Bank and Co-Borrowing Base Agent in accordance with the terms of the Credit Agreement;

          WHEREAS, Wells Fargo has been appointed successor Administrative Agent in accordance with the terms of the Credit Agreement;

          WHEREAS, Wells Fargo has been appointed successor Collateral Agent, Swingline Lender and Issuing Bank in accordance with the terms of the Credit Agreement;

          WHEREAS, contemporaneously herewith, the parties hereto have agreed to amend certain provisions of the Credit Agreement as set forth herein.

          NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Defined Terms. Capitalized terms used in this Amendment shall have the respective meanings assigned to such terms in the Credit Agreement unless otherwise defined herein.

2.	Amendments to Article I of Credit Agreement. The provisions of Section 1.01 of the Credit Agreement are hereby amended as follows:

	(a)	By deleting the definition of “Administrative Agent” in its entirety and substituting the following new definition in its stead:

“Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent under any of the Loan Documents, and its successors and assigns.

	(b)	By amending the definition of “Applicable Margin” by deleting the pricing grid in its entirety and substituting the following in its stead:

Level	Average Excess Availability	Applicable Margin for LIBO Loans	Applicable Margin for Prime Rate Loans

I	Greater than $50,000,000	2.25%	0.75%

II	Less than or equal to $50,000,000 but greater than $25,000,000	2.50%	1.00%

III	Less than or equal to $25,000,000	2.75%	1.25%

(c)	By deleting the definition of “Arrangers” in its entirety and substituting the following new definition in its stead

“Arranger” means Wells Fargo Capital Finance, LLC, in its capacity as sole lead arranger.

(d)	By deleting the definition of “Borrowing Base” in its entirety and substituting the following new definition in its stead:

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a) the face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate;

plus

          (b) (i) the Cost of Eligible Inventory, net of Inventory Reserves (provided, however, that such Inventory Reserves shall not be duplicative of any reserve specifically provided for in the calculation of Appraised Value), multiplied by (ii) the Appraisal Percentage, multiplied by (iii) the Appraised Value of Eligible Inventory;

plus

          (c) 90% of all Eligible Cash on Hand, provided that Eligible Cash on Hand included in the Borrowing Base may not be withdrawn from the Eligible Cash Blocked Account, thereby reducing the Borrowing Base, unless and until the Lead Borrower furnishes the Administrative Agent with (i) notice of such intended withdrawal and (ii) a Borrowing Base Certificate as of the date of such proposed withdrawal reflecting that, after giving effect to such withdrawal, no Overadvance will result;

minus

(d) the Borrowing Base Reserve;

minus

(e) the then amount of all Availability Reserves;

provided, however, that if, at any time, the Loan Parties are conducting going-out-of-business or other liquidation sales at five (5) or more Stores, then (i) all Inventory located in each Store in which a Loan Party is conducting the going-out-of-business or other liquidation sales and related Store closures and Inventory dispositions (without assistance from an independent professional liquidation company reasonably acceptable to the Administrative Agent pursuant to a formal consulting arrangement reasonably acceptable to the Administrative Agent) shall be excluded from Eligible Inventory for purposes of calculating the Borrowing Base, and (ii) the Appraisal Percentage applicable to Eligible Inventory located in each Store in which an independent professional liquidation company reasonably acceptable to the Administrative Agent is conducting (or assisting the Loan Parties pursuant to a formal consulting arrangement reasonably acceptable to the Administrative Agent) the going-out-of-business or other liquidation sales and related Store closures and Inventory dispositions (which Eligible Inventory shall not be excluded for purposes of calculating the Borrowing Base) shall be subject to adjustment by the Administrative Agent in the Administrative Agent’s reasonable discretion. Upon the determination by the Administrative Agent that the Appraisal Percentage, should be adjusted, the Administrative Agent shall thereupon adjust the Appraisal Percentage.

(e)	By deleting the definition of “Cash Collateral Account” in its entirety and substituting the following new definition in its stead:

“Cash Collateral Account” means an interest bearing account established by one or more of the Loan Parties with Wells Fargo, and in the name of, the Collateral Agent (or as the Collateral Agent shall otherwise direct), under the sole and exclusive dominion and control of the Collateral Agent and designated as the “Trans World Entertainment Cash Collateral Account”.

(f)	By deleting the definition of “Collateral Agent” in its entirety and substituting the following new definition in its stead:

“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as collateral agent under the Security Documents, and its successors and assigns.

(g)	By deleting the definition of “ Commercial Letter of Credit” in its entirety and substituting the following new definition in its stead:

“Commercial Letter of Credit” means any Letter of Credit or similar instrument (including, without limitation, Banker’s Acceptances) issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrowers in the ordinary course of business of the Borrowers.

(h)	By deleting the definition of “Concentration Account” in its entirety and substituting the following new definition in its stead:

“Concentration Account” means a concentration account maintained by the Lead Borrower at (i) until the date specified in Section 2.21(j), Bank of America, and (ii) thereafter, Wells Fargo.

(i)	By deleting the definition of “Confirmation Agreement” in its entirety and substituting the following new definition in its stead:

“Confirmation Agreement” means, collectively, (i) that certain Confirmation and Amendment of Ancillary Loan Documents, dated as of the Effective Date, among the Loan Parties and Bank of America, N.A., and (ii) that certain Confirmation and Amendment of Ancillary Loan Documents, dated as of the First Amendment

Effective Date, among the Loan Parties, the Administrative Agent and the Collateral Agent.

(j)	By deleting the definition of “Fee Letter” in its entirety and substituting the following new definition in its stead:

“Fee Letter” means the letter agreement dated as of the First Amendment Effective Date among the Borrowers, Wells Fargo and WFCF, as such letter may from time to time be amended, restated, supplemented or otherwise modified.

(k)	By deleting the definition of “Issuing Bank” in its entirety and substituting the following new definition in its stead:

“Issuing Bank” means Wells Fargo, in its capacity as the issuer of Letters of Credit hereunder, and any of its successors in such capacity. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by an Affiliate of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

(l)	By deleting the definition of “LIBO Rate” in its entirety and substituting the following new definition in its stead:

“LIBO Rate” means for any Interest Period with respect to a LIBO Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Wells Fargo and with a term equivalent to such Interest Period would be offered to Wells Fargo by major banks in the London interbank eurodollar market in which Wells Fargo participates at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

(m)	By deleting the definition of “Maturity Date” in its entirety and substituting the following new definition in its stead:

“Maturity Date” means May 4, 2017.

(n)	By deleting the definition of “Permitted Dividends” in its entirety and substituting the following new definition in its stead:

“Permitted Dividends” means (a) dividends with respect to a Loan Party’s Capital Stock payable solely in additional shares of or warrants to purchase its common stock, (b) splits or reclassifications of the Lead Borrower’s stock into additional or other shares of its common stock, (c) cash dividends of any Subsidiary (including any Loan Party) or the Excluded Entity to any Borrower, and (d) so long as the Dividend Conditions have been satisfied, (i) cash dividends by the Lead Borrower to its shareholders, and (ii) other dividends or distributions (whether in cash, securities or other property) by the Lead Borrower to its shareholders for the purposes of repurchasing, redeeming, retiring, acquiring, cancelling or terminating any shares of Capital Stock of any Loan Party.

(o)	By amending the definition of “Permitted Encumbrances” as follows:

	(i)	By deleting the word “and” from the end of clause (k) thereof, re-lettering clause (l) as clause (m), and inserting the following new clause (l) after clause (k):

(l) Liens consisting of (i) cash collateral maintained by the Lead Borrower in a non-interest-bearing DDA with Bank of America, N.A. (the “BOA Collateral Account”) as security for the Lead Borrower’s obligations with respect to the letters of credit issued by Bank of America, N.A. for the account of the Lead Borrower prior to the date hereof and identified on Schedule 1.1(c) annexed hereto (the “Existing BOA Letters of Credit”), in an amount not to exceed $575,000, but subject in all events to the terms and conditions of the BOA Assignment, and (ii) cash collateral maintained by the Lead Borrower in the BOA Collateral Account as security for the Lead Borrower’s obligations with respect to the cash management services, hedging agreements or other banking or financial services provided or furnished by Bank of America, N.A. to or for the benefit of the Lead Borrower prior to the date hereof and identified on Schedule 1.1(d) annexed hereto (the “Existing BOA Cash Management Services”), in an amount not to exceed $6,000,000, but subject in all events to the terms and conditions of the BOA Assignment; provided, however, that in the case of each of clauses (i) and (ii), if at any time the Lead Borrower’s obligations with respect to the Existing BOA Letters of Credit or the Existing BOA Cash Management Services, as applicable, are reduced as a result of any Existing BOA Letter of Credit being returned undrawn or cancelled or the termination of any Existing BOA Cash Management Service or otherwise, the Lead Borrower shall, upon such event, cause any cash collateral in excess of the then remaining obligations of the Lead Borrower in respect of the outstanding Existing BOA Letters of Credit or Existing BOA Cash Management Services, as applicable, to be transferred from the BOA Collateral Account to the Concentration Account; and

(ii) By deleting the phrase “clauses (a) through (l) above” from the proviso at the end of such definition and substituting in its stead the phrase “clauses (a) through (m) above”.

(p)	By deleting the definition of “Permitted Store Closings” in its entirety and substituting the following new definition in its stead.

“Permitted Store Closings” means Store closures and related Inventory dispositions which, in the aggregate from and after the First Amendment Effective Date, do not exceed one hundred seventy five (175) Stores (net of new Store openings); provided, however, that Store closures and related Inventory dispositions that exceed the foregoing limits shall (i) require the consent of the Agents and the Required Lenders (which consent shall not be unreasonably withheld), and (ii) be in accordance with liquidation agreements or formal consulting arrangements with professional liquidators or liquidation consultants, in each case reasonably acceptable to the Administrative Agent.

(q)	By deleting the definition of “Prime Rate” in its entirety and substituting the following new definition in its stead:

“Prime Rate” means, for any day, the highest of: (a) the variable rate of interest in effect for such day as publicly announced by Wells Fargo as its “prime rate”; (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% (0.50%) per annum; or (c) the Adjusted LIBO Rate (calculated utilizing the LIBO Rate for a one-month Interest Period) plus one percent (1.00%) per annum. The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations thereof in accordance with the terms hereof, the Prime Rate shall be determined without regard to clause (b) of the first sentence of this definition or clause (b)(i) of the definition of Adjusted LIBO Rate, as applicable, until the circumstances giving rise to such inability no longer exist. Any change in the Prime Rate due to a change in Wells Fargo’s “prime rate”, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in Wells Fargo’s “prime rate”, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

(r)	By deleting the definition of “Swingline Lender” in its entirety and substituting the following new definition in its stead:

“Swingline Lender” means Wells Fargo, in its capacity as lender of Swingline Loans hereunder.

(s)	By amending the definition of “Total Commitments” by deleting the last sentence therefrom in its entirety and substituting the following new sentence in its stead:

As of the First Amendment Effective Date, the Total Commitments shall be $75,000,000.

(t)	By deleting the definition of “Wells Fargo” in its entirety and substituting the following new definition in its stead:

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its Subsidiaries, Affiliates, branches, and their respective successors and assigns.

(u)	By adding the following new definitions in appropriate alphabetical order:

“Applicable Commitment Fee Percentage” means the applicable percentage set forth in the grid below:

Level	Average Daily Balance of Unused Commitment for the immediately preceding Quarter	Applicable Commitment Fee Percentage

I	Greater than $25,000,000	0.50%
II	Less than or equal to $25,000,000	0.375%

“Banker’s Acceptance” means a time draft or bill of exchange or other deferred payment obligation relating to a Commercial Letter of Credit which has been accepted by the Issuing Bank.

          “BOA Assignment” means that certain Assignment and Acceptance dated as of the First Amendment Effective Date by and between Bank of America, N.A., as Assignor, and Wells Fargo, as Assignee, and acknowledged by the Loan Parties.

“Credit Card Advance Rate” means 80%.

          “Credit Card Issuer” means any person (other than a Borrower or other Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit cards or other bank credit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit cards, including, without limitation, credit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by the Administrative Agent, which approval shall not be unreasonably withheld.

          “Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer. For purposes of clarity, references to “credit card clearinghouses and processors” as used in clauses (b), (c) and (h) of Section 2.21 shall mean and refer to Credit Card Processors.

          “Credit Card Receivables” means each “Account” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit cards issued by such Credit Card Issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

          “Dividend Conditions” means, at the time of determination with respect to any dividend or other distribution (whether in cash, securities or other property) of the type described in clause (d) of the definition of “Permitted Dividends”, that (a) no Default or Event of Default then exists or would arise as a result of the making of such dividend or other distribution, (b) (i) at no time during the six (6) month period ending on the date of such dividend or other distribution shall there have been any Borrowings, and (ii) after giving effect to the making of such dividend or other distribution, as projected on a pro-forma basis for the six (6) month period following the making of such dividend or other distribution, there are no anticipated Borrowings, (c) after giving effect to the making of such dividend or other distribution, the aggregate amount of all such dividends and other distributions made during the then current Fiscal Year does not exceed $5,000,000, and (d) in the case of dividends of the type described in clause (d)(i) of the definition of “Permitted Dividends”, such dividend is made in cash utilizing the Loan Parties’ cash on hand not consisting of Eligible Cash on Hand and not from proceeds of any Borrowings hereunder. Prior to undertaking any transaction or payment which is subject to the Dividend Conditions, the Loan Parties shall deliver to the Administrative Agent evidence of satisfaction of the conditions contained in clauses (b) and (c) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Administrative Agent.

          “Eligible Cash Blocked Account” means a DDA in the name of the Lead Borrower maintained with Wells Fargo, which DDA (i) is controlled (within the meaning of the UCC) by Wells Fargo subject to a first perfected security interest in favor of the Collateral Agent, and (ii) is acknowledged in writing by the Collateral Agent to constitute the Eligible Cash Blocked Account hereunder.

“Eligible Cash on Hand” means cash of a Borrower from time to time deposited in the Eligible Cash Blocked Account.

          “Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (a) has been earned by performance and represents the bona fide amounts due to a Borrower from a Credit Card Issuer or Credit Card Processor, and in each case originated in the ordinary course of business of such Borrower, and (b) in each case is acceptable to the Administrative Agent in its discretion, and is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (i) through (ix) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, an Account shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable. Except as otherwise agreed by the Administrative Agent, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

(i) Credit Card Receivables which do not constitute an “Account” (as defined in the UCC);

(ii) Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

          (iii) Credit Card Receivables (i) that are not subject to a perfected first-priority security interest in favor of the Collateral Agent, or (ii) with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Collateral Agent pursuant to the Security Documents);

          (iv) Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

          (v) Credit Card Receivables as to which the processor has the right under certain circumstances to require a Loan Party to repurchase the Accounts from such Credit Card Issuer or Credit Card Processor;

(vi) Credit Card Receivables due from an issuer or payment processor of the applicable credit card which is the subject of any bankruptcy or insolvency proceedings;

(vii) Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable issuer with respect thereto;

(viii) Credit Card Receivables which do not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables; or

          (ix) Credit Card Receivables which the Administrative Agent determines in its discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Credit Card Receivables as the Administrative Agent may determine.

“First Amendment Effective Date” means May 4, 2012.

          “Store Closing Threshold Amount” means (i) from and after the First Amendment Effective Date until (but not including) the first anniversary thereof, fifty (50), and (ii) from and after the first anniversary of the First Amendment Effective Date, thirty-five (35).

“WFCF” means Wells Fargo Capital Finance, LLC, a Delaware limited liability company, and its successors and assigns.

	(v)	By deleting the definitions of “Bank of America”, “BAS”, “Borrowing Base Issues”, “Co-Borrowing Base Agent”, “Inventory Advance Rate”, “Line Fee” and “Voting Borrowing Base Agent” in their entirety.

3.	Amendments to Article II of Credit Agreement. The provisions of Article II of the Credit Agreement are hereby amended as follows:

	(a)	By amending Section 2.03 thereof as follows:

(i)

By deleting the phrase “100 Federal Street, Boston, Massachusetts” in its entirety from clause (b) thereof and substituting in its stead the phrase “One Boston Place, 18th Floor, Boston, Massachusetts 02108”.

	(ii)	By adding the following proviso at the end of the first sentence of clause (c) thereof:

; provided, however, that solely for purposes of determining whether the condition described in clause (b)(ii) of the definition of “Dividend Conditions” has been satisfied, any amounts so charged by the Administrative Agent to the Loan Account shall not be deemed to constitute a Borrowing.

(b)	By deleting Section 2.12 in its entirety therefrom and substituting in its stead the following new Section 2.12:

          Section 2.12 Commitment Fees. The Borrowers shall pay to the Administrative Agent, for the account of each Lender in accordance with its Commitment Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Percentage times the average daily balance of the Unused Commitment for each day commencing on and including the Effective Date and ending on but excluding the Termination Date. The Commitment Fee shall be due and payable quarterly in arrears on the first day after the end of each calendar quarter, except that all Commitment Fees so accrued as of the Termination Date shall be payable on the Termination Date. The Commitment Fee shall be calculated quarterly in arrears.

(c)	By amending Section 2.21 thereof as follows:

	(i)	By deleting the third and fourth sentences from clause (c) thereof in its entirety and substituting in their stead the following new sentences:

The Blocked Account Agreements shall permit, subject to the terms and conditions of this Section 2.21(c), the Collateral Agent to direct the third parties to such agreements to sweep from the Blocked Accounts on each Business Day all available cash receipts from the sale of Inventory and other assets, all collections of Accounts, all proceeds of Collateral, and all other cash payments received by the Borrowers from any Person or from any source or on account of any sale or other transaction or event (all such cash receipts and collections, “Cash Receipts”), to the Concentration Account or such other account as otherwise directed by the Administrative Agent. In that regard, the Borrowers shall cause the ACH or wire transfer to a Blocked Account or to the Concentration Account, no less frequently than daily (and whether or not there is then an outstanding balance in the Loan Account) of (A) the then contents of each DDA (other than the BOA Collateral Account but subject to the proviso set forth in clause (l) of the definition of “Permitted Encumbrances”), each such transfer to be net of an amount not to exceed the lesser of (i) the product of $5,000 multiplied by the number of Stores that routinely deposit Cash Receipts into such DDA in the ordinary course of business, consistent with past practices, or (ii) $50,000, which lesser amount may remain on deposit in each DDA (other than the BOA Collateral Account but subject to the proviso set forth in clause (l) of the definition of “Permitted Encumbrances”) (unless the Collateral Agent is exercising its rights and remedies under the Security Documents with respect to a substantial portion of the Collateral, in which case the entire contents of each DDA (other than the BOA Collateral Account but subject to the proviso set forth in clause (l) of the definition of “Permitted Encumbrances”) shall be swept daily); and (B) the proceeds of all credit card charges (to be paid directly by any credit card clearinghouse or processor or, if received by any Loan Party, by such Loan Party) not otherwise provided for pursuant hereto.

(ii)	By deleting clause (i) in its entirety therefrom and substituting in its stead the following new clause (i):

          (i) Annexed hereto as Schedule 2.21(i) is a list of all securities accounts at any institution in which any Loan Party holds any Investments (other than securities accounts located at the Administrative Agent, the Collateral Agent or an Affiliate of the Administrative Agent or the Collateral Agent) (collectively, with any such accounts hereafter established, the “Securities Accounts”). Within ninety (90) days after the First Amendment Effective Date, the Loan Parties shall have delivered to the Collateral Agent securities account control agreements or amendments to existing securities account control agreements, each in form and substance satisfactory to the Collateral Agent and duly executed by each securities intermediary and the other parties thereto, with respect to each Securities Account, pursuant to which, among other things, the Collateral Agent shall have obtained “control” (within the meaning of the UCC) of such Securities Account.

(iii)	by adding the following new clause (j) at the end thereof:

          (j) Notwithstanding anything to the contrary contained herein, the Loan Parties shall, (i) within ninety (90) days following the First Amendment Effective Date, (A) cause the Loan Parties’ primary DDAs (including, without limitation, the Concentration Account) and disbursement accounts (including, without limitation, the Disbursement Accounts) to be maintained with Wells Fargo (it being understood that the Administrative Agent shall use commercially reasonable efforts to facilitate, and provide reasonably timely support to the Loan Parties with respect to, the establishment of such DDAs and disbursement accounts), and (B) deliver to the Administrative Agent such Blocked Account

Agreements with respect to such DDAs and disbursement accounts as the Administrative Agent may reasonably request, and (ii) on or before January 31, 2013, deliver to the Administrative Agent evidence, in form and substance satisfactory to the Administrative Agent, that the DDAs identified on Schedule 2.21(j) have been closed and any balances therein transferred to a Blocked Account maintained at Wells Fargo.

(d)

By amending Section 2.22 thereof by adding the phrase “(which, for purposes of clarity, shall be a DDA other than the Eligible Cash Blocked Account or the Cash Collateral Account)” immediately following the phrase “separate cash collateral account” in clause (b) thereof.

(e)

By amending Section 2.25 thereof by deleting the phrase “100 Federal Street, 9th Floor, Boston, Massachusetts 02110” in its entirety from clause (a) thereof and substituting in its stead the phrase “One Boston Place, 18th Floor, Boston, Massachusetts 02108”.

4.	Amendments to Article V of Credit Agreement. The provisions of Section 5.08 of the Credit Agreement are hereby amended as follows:

	(a)	By deleting clause (b) therefrom in its entirety and substituting the following new clause (b) in its stead:

(b) Each Loan Party will, and will cause each of its Subsidiaries to, from time to time upon the request of the Administrative Agent and after reasonable prior notice during normal business hours, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Administrative Agent (and reasonably satisfactory to the Administrative Agent) to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Borrowers’ practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. Subject to the limitations set forth in the following sentences, the Loan Parties shall pay the reasonable fees and expenses of the Administrative Agent or such professionals with respect to such evaluations and appraisals. The Loan Parties acknowledge and agree that the Administrative Agent may undertake up to one (1) Inventory appraisal and up to one (1) commercial finance examination during any Fiscal Year, and the Loan Parties shall reimburse the Administrative Agent for the reasonable cost thereof; provided, however, that during any twelve (12) month period in which (i) any Borrowings are outstanding for a period of thirty (30) consecutive days, or (ii) the aggregate Credit Extensions outstanding exceeds $10,000,000 at any time, then the Administrative Agent may undertake up to a total of three (3) Inventory appraisals and up to a total of three (3) commercial finance examinations during the subsequent twelve (12) month period, and the Loan Parties shall reimburse the Administrative Agent for the reasonable cost thereof; provided, however, that during any twelve (12) month period in which Excess Availability at any time is less than twenty percent (20%) of the lesser of (x) the Borrowing Base (as reflected on the most recent Borrowing Base Certificate) or (y) the Total Commitments, the Loan Parties acknowledge and agree that the Administrative Agent may undertake up to a total of four (4) Inventory appraisals and up to a total of four (4) commercial finance examinations during the subsequent twelve (12) month period, and the Loan Parties shall reimburse the Administrative Agent for the reasonable cost thereof; provided further that the Administrative Agent shall be entitled to undertake additional commercial finance examinations and Inventory appraisals each Fiscal Year at the Administrative Agent’s own expense. Notwithstanding the foregoing, upon the occurrence and during the continuance of a Default or Event of Default, the Administrative Agent shall be entitled to undertake such Inventory appraisals and commercial finance examinations during any Fiscal Year as the Administrative Agent in its discretion deems necessary or appropriate or as may be required by Applicable Law, in each case at the expense of the Loan Parties.

	(b)	By re-lettering clause (c) thereof as clause (d) and adding the following new clause (c) in its stead:

(c) In addition to any rights to undertake Inventory appraisals at the Loan Parties’ expense pursuant to Section 5.08(b), if during any twelve (12) month period commencing on the First Amendment Effective Date (or any anniversary thereof), the Loan Parties have closed more than the Store Closing Threshold Amount for such twelve (12) month period, the Loan Parties acknowledge and agree that the Administrative Agent shall be entitled to undertake one (1) additional Inventory appraisal during the subsequent twelve (12) month period, and the Loan Parties shall reimburse the Administrative Agent for the reasonable cost thereof. The exercise of the Administrative Agent’s right to undertake an Inventory appraisal pursuant to this Section 5.08(c) shall not reduce or derogate from the Administrative Agent’s right to undertake appraisals under Section 5.08(b) above, and any such appraisal undertaken pursuant to this Section 5.08(c) shall not constitute an Inventory appraisal undertaken pursuant to Section 5.08(b).

5.	Amendments to Article VI of Credit Agreement. The provisions of Article VI of the Credit Agreement are hereby amended as follows:

	(a)	By amending Section 6.01 thereof as follows:

		(i)	By deleting the phrase “$15,000,000” from the end of clause (a)(iv) thereof in its entirety and substituting in its stead the phrase “$30,000,000”.

		(ii)	By deleting the phrase “$10,000,000” from the end of clause (a)(xii) thereof in its entirety and substituting in its stead the phrase “$15,000,000”.

	(b)	By amending Section 6.05 thereof by deleting clause (k) therefrom in its entirety and substituting the following new clause (k) in its stead:

          (k) the sale, transfer or other disposition of the South Beach Real Estate, as long as (i) all Cash Receipts received by the Loan Parties as consideration therefor are transferred to the Concentration Account in accordance with Section 2.21(c) hereof, and (ii) all Instruments or other assets received by the Loan Parties as consideration therefor are pledged and delivered to the Collateral Agent to the extent required pursuant to the Security Agreement;

6.	Amendment to Article VIII of Credit Agreement. The provisions of Article VIII of the Credit Agreement are hereby amended as follows:

	(a)	By deleting the first sentence of Section 8.01 therefrom in its entirety and substituting the following new sentence in its stead:

Each Lender, the Collateral Agent and the Issuing Bank hereby irrevocably designate Wells Fargo as Administrative Agent under this Agreement and the other Loan Documents.

	(b)	By deleting the first sentence of Section 8.02 therefrom in its entirety and substituting the following new sentence in its stead:

The Lenders, the Administrative Agent and the Issuing Bank each hereby irrevocably (i) designate Wells Fargo as Collateral Agent under this Agreement and the other Loan Documents, (ii) authorize the Collateral Agent to enter into the Security Documents and the other Loan Documents to which it is a party and to perform its duties and obligations thereunder, together with all powers reasonably incidental thereto, and (iii) agrees and consents to all of the provisions of the Security Documents.

	(c)	By deleting Section 8.03 therefrom in its entirety and substituting in its stead the following new Section 8.03:

Section 8.03 [Reserved.]

7.

Amendment to Article IX of Credit Agreement. The provisions of Section 9.01 of the Credit Agreement are hereby amended by deleting clauses (b) and (c) therefrom in their entirety and substituting in their stead the following clauses (b) and (c):

(b) if to the Administrative Agent, the Collateral Agent, the Swingline Lender or the Issuing Bank, to Wells Fargo Bank, National Association, One Boston Place, 18th Floor, Boston, Massachusetts 02108, Attention: Trans World Account Manager (Telecopy No. (855) 461-3726), with a copy to Riemer & Braunstein LLP, Three Center Plaza, Boston, Massachusetts 02108, Attention: David S. Berman, Esquire (Telecopy No. (617) 880-3456);

8.	Amendments to Schedules to Credit Agreement. The Schedules to the Credit Agreement are hereby amended as follows:

	(a)	By deleting Schedule 1.1(a) in its entirety therefrom and substituting in its stead the Schedule 1.1(a) annexed hereto.

(b)

By adding the following new Schedules thereto in the forms of such Schedules annexed hereto: Schedule 1.1(c) (Existing BOA Letters of Credit), Schedule 1.1(d) (Existing BOA Cash Management Services), and Schedule 2.21(j) (DDAs to be Closed).

The Loan Parties represent and warrant that the information set forth in the other Schedules annexed to the Credit Agreement are true and complete in all respects as of the date hereof, except to the extent such information has been updated in accordance with the Schedules annexed hereto as Exhibit A.

9.

Amendment to Exhibits to Credit Agreement. The Exhibits to the Credit Agreement are hereby amended by deleting Exhibit D in its entirety therefrom and substituting in its stead the Exhibit D annexed hereto.

10.

Additional Amendments to Credit Agreement. From and after the date hereof, any and all references to “Co-Borrowing Base Agents” or “Voting Borrowing Base Agent” in the Credit Agreement are hereby deleted; provided, however, that (i) each reference to the Administrative Agent or the Collateral Agent acting in consultation with the Co-Borrowing Base Agents shall be deemed to mean and refer to the Administrative Agent or the Collateral Agent, as applicable, acting without any requirement to consult with any such Person, (ii) each reference to the Administrative Agent or the Collateral Agent acting at the direction of the Co-Borrowing Base Agents shall be deemed to mean and refer to the Administrative Agent or the Collateral Agent, as applicable, acting in its own discretion, (iii) each reference to determination, establishment, approval or acceptance of, or judgment as to, any matter by the Co-Borrowing Base Agents shall mean and refer to determination, establishment, approval or acceptance of, or judgment as to, such matter by the Administrative Agent, and (iv) each reference to receipt of any item (including, without limitation, Borrowing Base Certificates, notices, appraisals or commercial finance examinations) or conducting by the Co-Borrowing Base Agents of any report or other diligence (including, without limitation, appraisals or commercial finance examinations) shall mean and refer to receipt or conducting thereof by the Administrative Agent.

11.

Ratification; Representations and Warranties. Except as otherwise expressly provided herein, all terms and conditions of the Credit Agreement remain in full force and effect. The Loan Parties hereby ratify, confirm, and reaffirm that all representations and warranties of the Loan Parties contained in the Credit Agreement, the Security Agreement and each other Loan Document are true and correct in all material respects on and as of the date hereof, other than (x) representations and warranties that relate solely to an earlier date, in which case they are true and correct as of such earlier date, or (y)

representations and warranties qualified by materiality, in which case they are true and correct in all respects.

12.	Conditions to Effectiveness. This Amendment shall not be effective until each of the following conditions precedent has been fulfilled to the reasonable satisfaction of the Administrative Agent:

(a) The Administrative Agent shall have received counterparts of this Amendment duly executed and delivered by each of the parties hereto.

(b)

The Administrative Agent shall have received, in form and substance satisfactory to the Agents and duly executed by each of the parties thereto, an assignment of that certain Deposit Account Control Agreement dated as of June 10, 2010 with Bank of America, as depository bank, with respect to the Lead Borrower’s DDA number 4426491118, pursuant to which assignment Bank of America, as existing secured party, shall have assigned its rights in such Blocked Account Agreement to the Collateral Agent and Bank of America, as depository bank, shall have acknowledged and agreed to such assignment and waived any advance notice requirement set forth in such Blocked Account Agreement.

(c)

The Administrative Agent shall have received, in form and substance satisfactory to the Agents and acceptable for recording with the United States Patent and Trademark Office, an assignment of Bank of America’s security interest with respect to the Loan Parties’ Trademarks and Patents (as such terms are defined in the Intellectual Property Security Agreement), duly executed by the Loan Parties and Bank of America.

(d)

All action on the part of the Loan Parties necessary for the valid execution, delivery and performance by the Loan Parties of this Amendment and the documents, instruments and agreements to be executed in connection herewith shall have been duly and effectively taken and evidence thereof reasonably satisfactory to the Administrative Agent shall have been provided to the Administrative Agent.

(e)

The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent and duly executed by the Borrowers, a Note in favor of Wells Fargo and reflecting the Commitment of Wells Fargo after giving effect to this Amendment.

(f)

The Administrative Agent shall have received a favorable opinion of Boies, Schiller & Flexner LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each other Secured Party, as to such matters concerning the Loan Parties, this Amendment and the other Loan Documents as the Administrative Agent may reasonably request.

(g)

The Loan Parties shall have paid in full all reasonable costs and expenses of the Agents (including, without limitation, reasonable attorneys’ fees) in connection with the preparation, negotiation, execution and delivery of this Amendment and related documents.

	(h)	No Default or Event of Default shall have occurred and be continuing.

(i)

After giving effect to the transactions contemplated hereby (including, without limitation, the issuance of any Letters of Credit on or about the First Amendment Effective Date), there shall be no Borrowings outstanding.

	(j)	The Borrowers shall have paid the fees set forth in the Fee Letter.

(k)

All representations and warranties of the Loan Parties shall be true and correct in all material respects on and as of the date hereof, other than (x) representations and warranties that relate solely to an earlier date, in which case they shall be true and correct as of such earlier date, or (y) representations and warranties qualified by materiality, in which case they shall be true and correct in all respects.

	(l)	The Administrative Agent shall have received those instruments, documents and agreements described on the First Amendment Document Agenda annexed hereto.

	(m)	The Administrative Agent shall have received such additional documents, instruments, and agreements as any Agent may reasonably request in connection with the transactions contemplated hereby.

13.

Post-Closing Covenant. The Loan Parties shall use commercially reasonable efforts to deliver to the Administrative Agent, within sixty (60) days following the First Amendment Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), evidence in form and substance satisfactory to the Administrative Agent, that a UCC-3 termination statement (or UCC-3 amendment) has been filed with the Delaware Secretary of State, terminating (or amending the collateral description thereof such that it is limited solely to furnishings, equipment and fixtures of Record Town USA, LLC located on the real estate leased by Record Town USA, LLC from Frontier Mall Associates Limited Partnership located at 1400 Dell Range Boulevard, Space 84, Cheyenne, Wyoming 82009) the UCC-1 financing statement number 20103699075, filed on October 21, 2010, listing “Record Town USA, LLC”, as debtor, and “Frontier Mall Associates Limited Partnership” as secured party.

14.	Miscellaneous.

(a)

This Amendment may be executed in several counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page to this Amendment by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

(b)

Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(c)

The Loan Parties represent and warrant that they have consulted with independent legal counsel of their selection in connection with this Amendment and are not relying on any representations or warranties of the Agents or the other Credit Parties or their respective counsel in entering into this Amendment.

(d)	This Amendment shall constitute a Loan Document for all purposes.

(e)	THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

[SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, the parties have hereunto caused this Amendment to be executed and their seals to be hereto affixed as of the date first above written.

TRANS WORLD ENTERTAINMENT CORPORATION, as Lead Borrower and as a Borrower

By:	/s/ Tom G. Seaver

Name:	Tom G. Seaver
Title:	Chief Financial Officer

RECORD TOWN, INC., as a Borrower

By:	/s/ Tom G. Seaver

Name:	Tom G. Seaver
Title:	Chief Financial Officer

RECORD TOWN USA, LLC, as a Borrower

By:	/s/ Tom G. Seaver

Name:	Tom G. Seaver
Title:	Chief Financial Officer

TRANS WORLD NEW YORK, LLC, as a Borrower

By:	/s/ Tom G. Seaver

Name:	Tom G. Seaver
Title:	Chief Financial Officer

TRANS WORLD FLORIDA, LLC, as a Borrower

By:	/s/ Tom G. Seaver

Name:	Tom G. Seaver
Title:	Chief Financial Officer

Signature Page to First Amendment to Credit Agreement

MOVIES PLUS, INC., as a Borrower

By:	/s/ Tom G. Seaver

Name:	Tom G. Seaver
Title:	Chief Financial Officer

RECORD TOWN UTAH, LLC, as a Borrower

By:	/s/ Tom G. Seaver

Name:	Tom G. Seaver
Title:	Chief Financial Officer

MEDIA LOGIC USA, LLC, as a Facility Guarantor

By:	Record Town, Inc., its sole member

By:	/s/ Tom G. Seaver

Name:	Tom G. Seaver
Title:	Chief Financial Officer

Signature Page to First Amendment to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, Swingline Lender, Issuing Bank and Lender

By:	/s/ Peter Foley

Name:	Peter Foley
Title:	Authorized Signatory

Signature Page to First Amendment to Credit Agreement